NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 14, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 01, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Sprague Resources LP and Sparrow HP Merger Sub, LLC, a direct wholly owned subsidiary of Sprague HP Holdings, LLC, a direct wholly owned subsidiary of Hartree Partners, LP, became effective on November 1, 2022. Each Common units representing limited partner interests of Sprague Resources LP held was exchanged for a total of USD 20.00, (which consisted of $19.00 as the "Base Merger Consideration," plus an additional $1.00 as "Additional Consideration"). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 01, 2022.